Exhibit (d) (13)

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

RIDER

WAIVER OF SURRENDER CHARGES FOR HOME HEALTH CARE QUALIFYING EVENT

This rider is attached to and made a part of this Policy. Where there is a conflict between the provisions in this rider and those of this Policy, the rider provisions will control. Capitalized Terms used but not defined in this rider have the meaning set forth in this Policy.

Receipt of amounts paid pursuant to the terms of this rider may be subject to a 10% penalty tax in addition to any income taxes due. You should consult with your personal tax advisor before requesting a partial withdrawal, surrendering your Policy, or exercising this rider.

For purposes of this rider, the term “benefit,” means the waiver of any Surrender Charges that may apply under this Policy provided the terms of this rider are met. The use of the term “benefit” in this rider shall not be construed as a benefit (or incidental benefit) offered under (i) a plan qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (“Code”); (ii) an arrangement either described under Section 403(b) of the Code or subject to Section 4975 of the Code; or (iii) an employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

The benefit described in this rider is only available on policies where any Owner(s) has attained his/her seventy-sixth (76th) birthday on the Policy Date. If the Owner(s) is not a natural person, this restriction and the rider benefit are based on the age of the Annuitant.

During the first Policy Year the Owner(s) (or Annuitant, if applicable) is ineligible to receive the rider benefit, whether or not the Qualifying Event occurs during this period.

DEFINITIONS

Eligibility Date: The date, beginning on the first Policy Anniversary, when you may be eligible to receive the benefit under this rider, provided a Qualifying Event has occurred. This date is shown on the Rider Data Page.

Qualifying Event: The Owner (or Annuitant, if applicable) begins receiving Home Health Care Services provided by a Home Health Care Provider as recommended by a licensed physician, and has received Home Health Care Services for at least sixty (60) days during the last six (6) months.

The Qualifying Event defined above must occur on or after the Policy Date.

Home Health Care Provider: An organization or individual that is licensed to provide home health care to chronically ill individuals in their home or residence for an hourly or daily charge.

Home Health Care Services: Services that are provided by a Home Health Care Provider.

RIDER PROVISIONS

1. Rider Benefits

If you provide satisfactory proof that the Qualifying Event has occurred, we will waive any Surrender Charges that may apply when a Partial Withdrawal is made or when this Policy is surrendered for its Accumulation Value on or after the Eligibility Date, subject to terms of the rider benefit.

We reserve the right, each time you request a Partial Withdrawal or a full surrender, to request satisfactory proof that you are eligible to receive the rider benefit.

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2. Limitations On The Benefits Of This Rider

Benefits available under this rider are only available if Home Health Care Services are provided by a Home Health Care Provider.

3. Satisfactory Proof Of A Qualifying Event

Satisfactory proof is a licensed physician’s certification that the Qualifying Event has occurred, evidence of the date of the Qualifying Event from the Home Health Care Provider, and a bill or invoice from a Home Health Care Provider evidencing that the Owner (or Annuitant, if applicable) has received Home Health Care Services for at least sixty (60) days during the last six (6) months.

4. Frequency of Rider Benefits

The rider benefit can be exercised more than once, provided we receive satisfactory proof that you are eligible to receive the rider benefit each time you exercise the benefit.

5. Denial of a Rider Benefit Claim

If we determine that you are not eligible to receive a rider benefit, at the time you request a Partial Withdrawal or full surrender of the Policy, the proceeds will not be disbursed unless 1) we notify you of the denial and 2) you instruct us that you wish to receive the proceeds, subject to any Surrender Charges that may apply.

6. Effective Date

This rider is effective on the Policy Date.

7. Rider Fees

There are no fees or charges associated with this rider.

8. Rider Termination

This rider ends when the Policy is surrendered or terminated.

In no event will termination of this rider forfeit previously waived Surrender Charges provided by this rider.

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

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NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

RIDER

WAIVER OF SURRENDER CHARGES FOR HOME HEALTH CARE QUALIFYING EVENT

RIDER DATA PAGE

Eligibility Date: [05/02/2023]

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